Exhibit 5.2

Conner & Winters, LLP
4375 N. Vantage Drive, Suite 405 | Fayetteville, AR 72703-4985
p (479) 582-5711 | f (479) 587-1426 | www.cwlaw.com

April 30, 2015

Metaldyne Performance Group Inc.

47659 Halyard Drive

Plymouth, MI 48170

Ladies and Gentlemen:

We have acted as Arkansas counsel for The Mesh Company, LLC, an Arkansas limited liability company (the “Arkansas Subsidiary”), which is an indirect, wholly-owned subsidiary of Metaldyne Performance Group Inc., a Delaware corporation (“MPG”), in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”) filed by MPG Holdco I Inc., a Delaware corporation (the “Issuer”), MPG and certain other subsidiaries of MPG identified in the Registration Statement (collectively, the “Guarantors”), including the Arkansas Subsidiary, with the Securities and Exchange Commission (the “Commission”) in connection with (a) the offer and exchange (the “Exchange Offer”) by the Issuer of up to $600,000,000 aggregate principal amount of its 7.375% Senior Notes due 2022 (the “New Notes”) registered pursuant to the Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), for up to $600,000,000 aggregate principal amount of the Issuer’s outstanding 7.375% Senior Notes due 2022 (the “Old Notes” and, together with the New Notes, the “Notes”) and (b) the guarantees of the New Notes pursuant to Article 10 of the Indenture (defined below) by the Guarantors (the “Guarantees”). The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion is an exhibit.

The New Notes and the Guarantees will be issued under the Indenture dated as of October 20, 2014 (the “Indenture”), among the Issuer, the Guarantors and Wilmington Trust, National Association, as trustee. The Indenture provides that it and the Notes are to be governed by, and construed in accordance with, the laws of the State of New York.

For purposes of rendering this opinion, we have examined and relied on originals, or copies certified or otherwise identified to our satisfaction, of (i) the Indenture; (ii) the Articles of Organization of the Arkansas Subsidiary, as amended, certified by the Office of Secretary of State of the State of Arkansas as of October 10, 2014; (iii) the Second Amended and Restated Operating Agreement of the Arkansas Subsidiary; (iv) the resolutions adopted by the Board of Directors of the sole member of the Arkansas Subsidiary dated October 10, 2014; (v) the resolutions adopted by the sole member of the Arkansas subsidiary dated October 10, 2014; (vi) a Certificate of Good Standing, dated March 18, 2015, issued by the Secretary of State of the State of Arkansas; and (vii) the Registration Statement; and (viii) such other certificates, statutes and other instruments and documents as we have deemed appropriate for purposes of the opinions expressed below.

April 30, 2015

In rendering our opinions set forth below, we have assumed the following to be true and have conducted no investigation to confirm such assumption or to determine to the contrary (i) all information contained in the documents reviewed by us is true and correct as of the date hereof; (ii) the authenticity of all documents, instruments and certificates submitted to us as originals and the conformity with the originals of all documents, instruments and certificates submitted to us as certified, conformed, photostatic or electronic copies; (iii) each natural person signing any document reviewed by us had the legal capacity to do so; and (iv) the genuineness of all signatures on documents reviewed by us. We have also assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the New Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement. In addition, we have assumed the Indenture and the guarantee of the New Notes pursuant thereto have been delivered for fair and sufficient value and we express no opinion as to the adequacy or sufficiency of any consideration given therefor.

Based upon the foregoing, and qualified in the manner and extent set forth herein, we are of the opinion that:

1. The Arkansas Subsidiary is validly existing as a limited liability company in good standing under the laws of the State of Arkansas and has all requisite power necessary to execute and deliver, and perform its obligations under, the Indenture.

2. The Arkansas Subsidiary’s execution, delivery and performance of the Indenture, including its guarantee of the New Notes, have been duly authorized by all necessary company actions by the Arkansas Subsidiary.

Our opinions expressed herein are limited to the laws of the State of Arkansas. We express no opinion as to the effect of the laws of any other jurisdiction.

The effective date of this opinion is the date first set forth above, and we do not undertake to advise you of any matter brought to our attention thereafter which would or may modify, in whole or in part, any or all of the foregoing. This opinion is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Conner & Winters, LLP

Conner & Winters, LLP